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EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 19, 2005, accompanying the consolidated financial statements included in the Annual Report of SVB Financial Services, Inc. on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of SVB Financial Services, Inc. on Form S-8 (File No. 333-66131, effective October 26, 1998, File No. 333-66165 effective October 27, 1998, File Nos. 333-40778 and 333-40754, effective July 3, 2000, File No. 333-76948, effective January 18, 2002 and File Nos. 333-113105 and 333-113106, effective February 26, 2004).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
March 29, 2005